UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 6, 2006

ERP OPERATING LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

Illinois (State or other jurisdiction of incorporation or organization	0-24920 (Commission File Number)	36-3894853 (I.R.S. Employer Identification Number)

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-12252 (Commission File Number)	13-3675988 (IRS Employer Identification Number)

Two North Riverside Plaza	60606
Suite 400, Chicago, Illinois	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (312) 474-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06               Material Impairments

On December 6, 2006, Equity Residential (together with its operating partnership, ERP Operating Limited Partnership, the “Company”) concluded that a material asset impairment charge of $30 million related to its corporate housing business was required under generally accepted accounting principles.  The conclusion to take this non-cash charge was based on a review by the Company of the existing intangible assets reflected on the consolidated balance sheets of the Company as Goodwill related to its corporate housing business.  The Company does not carry any other Goodwill amount on its consolidated balance sheets.  The Company does not believe this impairment charge will result in any future cash expenditures.

Item 7.01               Regulation FD Disclosure

On December 12, 2006, the Company issued a press release updating earlier guidance with respect to fully diluted GAAP earnings per share and funds from operations for the fourth quarter and full year ending December 31, 2006.  In the press release, the Company also announced the declaration of fourth quarter dividends on its common and preferred shares and an increase in the quarterly common share dividend to $0.4625 per share.  The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference in this Item 7.01.  The information contained or incorporated in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01               Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release dated December 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERP OPERATING LIMITED PARTNERSHIP

	By:	Equity Residential, its general partner

Date: December 12, 2006	By:	/s/ Donna Brandin
	Name:	Donna Brandin
	Its:	Executive Vice President and Chief Financial Officer

EQUITY RESIDENTIAL

Date: December 12, 2006	By:	/s/ Donna Brandin
	Name:	Donna Brandin
	Its:	Executive Vice President and Chief Financial Officer